Exhibit 10.1

CLINICAL TRIAL AGREEMENT

This Clinical Trial Agreement, effective on the last date of signature, is by and between Philadelphia Health & Education Corporation d/b/a Drexel University College of Medicine (“Institution”) located at 1601 Cherry Street, Suite 10627, Philadelphia, PA 19102 and CytoDyn Inc. (“the Company”), located at 1111 Main Street, Suite 660, Vancouver, Washington 98660 (individually referred to as the “Party” and collectively referred to as the “Parties”).

WHEREAS, Company owns the rights to make, use, sell, and import PRO 140, a humanized monoclonal anti-CCR5 antibody; and

WHEREAS, Institution has expertise in the field of pharmaceutical, clinical and related research, and the evaluation of such research and has been awarded two (2) governmental grants to conduct the following clinical research studies (individually “Study” and collectively “Studies”); and

Grant Number	Funding Agency	Study Title
7U01AI095085-02	NIAID	Long-Acting, Self-Administered HIV Therapy with the CCR5 Antibody PRO 140 (“NIAID Study”)
5R01DA029663-03	NIDA	Long-Acting HIV Therapy for Recreational Drug Users (“NIDA Study”)

WHEREAS the Studies are of mutual interest and benefit to the Institution and to the Company and will further the Institution’s instructional, research and public service objectives in a manner consistent with its status as a nonprofit educational institution; and

WHEREAS Company and Institution previously entered into a Clinical Research Collaboration Agreement dated as of November 15, 2012 (as amended concurrently with this Agreement, the “CRCA”) for Company to provide support for the Studies and

WHEREAS the Parties originally agreed that the Studies would be conducted under the authority of the PRO140 Investigational New Drug Exemption (IND) sponsored by Company but now wish instead for Institution to file and maintain an IND to support the Studies;

NOW, THEREFORE, the Parties agree to contemporaneously amend the CRCA under a separate written amendment and further set forth the terms and conditions under which the Studies will be conducted and managed as follows:

1.	DEFINITIONS

The terms listed in this Section shall have the meanings indicated throughout this Agreement. To the extent a definition of a term as provided in this Section is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Event” or “AE” means any untoward medical occurrence in a Human Subject to whom a Study Drug has been administered. An AE does not necessarily have a causal relationship with the Study Drug, that is, it can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Study Drug, whether or not it is related to it. See the Food and Drug Administration (FDA) Good Clinical Practice Guideline [International Conference on Harmonization (lCH) E6: “Good Clinical Practice: Consolidated Guidance, 62 Federal Register 25,691 (1997)].

“Affiliate” With respect to the Company, “Affiliate” means any legal entity which, at the time such determination is being made (i) owns or controls, directly or indirectly the Company’s securities representing fifty percent (50%) or more of the Company’s equity or ordinary voting power or (ii) controls, is controlled by, or is under common control with Company. As used herein, the term “control”, whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a legal entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Agreement, all executed amendments and supplements to this Agreement and all schedules, appendices and/or addenda to this Agreement.

“Case Report Form” or “CRF” means the data collection form(s) to be completed for each Human Subject participating in the Studies.

“Clinical Study Sites” means the sites where a Study will be conducted.

“Effective Date” means the date of the last signature of the Parties executing this Agreement.

“FDA” means the United States Food and Drug Administration.

“Government” means the Federal Government of the United States of America.

“Human Subject” means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an Investigator conducting research obtains:

a) Data through intervention or interaction with the individual; or

b) Identifiable Private Information.

“ICH” means the International Conference on Harmonization. Cited is: ICH E6 (Rl): “Good Clinical Practice: Consolidated Guidance”, published in the Federal Register [62 Federal Register 25,691 (1997)]. Also referred to as “FDA Good Clinical Practice Guidelines”.

“IND” means an “Investigational New Drug Application,” filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Study Drug) is performed in Human Subjects in the U.S., or intended to support a U.S. licensing action.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. 46, Protection of Human Subjects (Revised November 13, 2001) and 21 C.F.R. 56, Subpart C: IRB Functions and Operations, as amended June 18, 1991, and other applicable regulations, an independent body comprising of medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a Study.

“Investigator” means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Study Drugs to a Human Subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for ‘protecting the welfare and safety of Human Subjects. In this Agreement Investigator means the individual(s) identified as responsible for the conduct of the Study at the designated Clinical Study Sites.

“Investigator’s Brochure” or “IB” means, in accordance with the definition in 21 C.F.R. § 312.23(a)(5), a document containing information about the Study Drugs, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the Study Drugs or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the Study Drugs.

“OHRP” or “Office for Human Research Protections” means the Health & Human Services (HHS) office that oversees protection of human subjects from research risks under 45 C.F.R.Part 46 (the Common Rule).

“Principal Investigator” means the individual who has designed and will conduct the Studies in compliance with 21 CFR 312 Subpart D, who in this instance will be Institution employee Jeffrey Jacobson, MD.

“Protocol” means the formal, detailed description of a Study including the objective(s), design, methodology, statistical considerations, and organization of a Study. For the purposes of these Studies, the term Protocol includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the Studies. The Agreement will be governed by the most recent version of the Protocol approved by the FDA and IRB, and should the Agreement be executed prior to complete finalization of the Protocol, the last-dated version of the Protocol will be considered to be incorporated by reference in place of any prior versions. In the event that there is a conflict between the terms of the Protocol and the terms of the Agreement, the terms of the Protocol will govern.

“Serious Adverse Event” or “SAE” means any adverse event, without regard to causality, that is life-threatening or that results in any of the following outcomes: death; in-patient hospitalization or prolongation of existing hospitalization; persistent or significant disability or incapacity; or a congenital anomaly or birth defect. Any other medical event that, in the medical judgment of the Principal Investigator, may jeopardize the subject or may require medical or surgical intervention to prevent one of the outcomes listed above is also considered an SAE. A planned medical or surgical procedure is not, in itself, an SAE.

“Study Monitoring Committee” or “SMC” means a group of experts that advises the Institution and the Investigators for the Studies. The primary responsibility of the SMC is to monitor Human Subject safety. The SMC considers study-specific data as well as relevant background information about the disease, test agent, and target population under study.

“Study Drug” means, in accordance with 21 C.F.R. § 50.3(j), any drug (including a biological product), medical device, food additive, color additive, electronic product, material or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act (FDCA), 21 U.S.C. §§ 301, et seq., Pub. L. No. 75-717, 52 Stat. 1040 (1938), as amended. In this Agreement, the Study Drug refers to PRO 140 (and placebo).

2.	CLINICAL STUDY SITES AND INVESTIGATORS

2.1	The Parties acknowledge that the Studies are funded under the above-referenced Grants, and therefore, the Clinical Study Sites have certain existing contractual or other legal obligations to NIAID and NIDA.

2.2	The Parties acknowledge that the Company will not directly provide any funding or material for any aspect of the Studies to any Clinical Study Site participating in the Studies without prior written consent from Institution. In addition, the Company will not enter into any separate agreements including, but not limited to, material transfer agreements, with the Clinical Study Sites or the Investigators at the Clinical Study Sites that interfere or conflict with the conduct of the Studies.

2.3	With respect to each Study, the Institution hereby certifies that it will not knowingly utilize:

2.3.1	Any organization performing services in connection with the Study that has been:

(i)	debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b); or

(ii)	suspended by the Office for Human Research Protections (OHRP) as a clinical research site under 45 C.F.R. Part 46.

2.3.2	Any person convicted of a felony under federal law for conduct:

(i)	relating to the development or approval, including, but not limited to, the process for development or approval, of any drug, product, medical device, New Drug Application (NDA), Biologics License Application (BLA), Pre-Market Application (PMA), 510(k) or IND or similar application; or

(ii)	otherwise relating to the regulation of any drug product or medical device under the FDCA.

2.3.2	Any person performing services in connection with the Study who has been disqualified as a clinical investigator under 21 C.F.R. § 312.70.

2.3.3	Any Investigator who is not qualified by training and experience as an appropriate expert to conduct the Study, as required by 21 C.F.R. § 312.53.

2.4	If either Party becomes aware that any organization or person involved in the Study is debarred, threatened with debarment, disqualified, threatened with disqualification, or suspended, that Party will notify the other Party immediately.

3.	INVESTIGATIONAL NEW DRUG APPLICATION SPONSORSHIP

3.1	IND. The Institution is responsible for filing an IND Application with the FDA for the Studies and for meeting all regulatory obligations under 21 CFR 312. The Company will provide a letter granting the FDA permission to cross-reference the Company’s pertinent IND (PRO 140 BB-IND 11609) in support of the IND. In return, the Institution will also provide a letter to the Company granting the FDA permission to cross-reference the IND for the Studies. Institution will provide to Company PDF copies of all IND submissions at the time they are submitted to the FDA.

3.2	Clinical Monitoring. Monitoring will be conducted by the Institution, NIH or their designee in compliance with applicable provisions of the FDA Good Clinical Practices. The Institution will communicate any clinically significant findings from clinical monitors to the Company in a timely manner.

3.3	Adverse Event Reporting.

3.3.1	The Institution will collect Adverse Events and report according to the procedure outlined in the Protocols. The Clinical Study Sites will report Adverse Events to Institution in a timely manner and in accordance with procedures outlined in the Protocol. The Institution will assume responsibility for the reporting of Adverse Events to the FDA and will provide copies of all of the safety reports to the Company.

3.3.2	The Institution will report all unexpected Serious Adverse Events (SAEs) associated with the Study Drug observed in the Study to the FDA and the Company on a timely basis consistent with 21 C.F.R. § 312.32 and the Protocol. The Institution will report other serious and non-serious adverse experiences to the FDA and to the Company on a timely basis consistent with 21 C.F.R. § 312.33. Company agrees not to contact Clinical Study Sites directly for information related to Adverse Events. Company shall contact the Principal Investigator for information related to Adverse Events.

3.3.3	As the manufacturer, the Company will, in a timely manner consistent with FDA requirements and during the term of this Study, provide the Institution with any information it now has or may obtain in the future regarding the safety and/or the toxicity of Study Drugs. The Institution will promptly transmit that information to all Investigators. Such information shall be sent to the Principal Investigator.

3.3.4	To the extent required by applicable law, rule or regulation, Company agrees to notify Institution of any findings of which Company becomes aware, including any results arising from a study, which may affect the safety of the Study subjects or their willingness to continue as Study subjects, alter the risk/benefit ratio of a Study, alter the conduct of a Study, involve a present or imminent danger or health risk to the public or patients (including the Study subjects) or otherwise affect the IRB’s approval to continue a Study, including copies of any data safety monitoring reports related to the Study. Upon receipt of any findings from Company contemplated by this Section 3.8, the Principal Investigator shall review such findings with Institution’s IRB and Principal Investigator and the IRB shall determine whether such findings should be communicated to past and/or present Study subjects in accordance with IRB policy. In the event the Principal Investigator and the IRB determine that such findings should be communicated to the Study subjects, the findings may be communicated to the Study subjects to the extent deemed necessary.

3.3.5	The Company shall retain responsibility for reporting all Adverse Events to regulatory agencies outside the U.S. as appropriate.

3.4	Safety Monitoring. The Studies will be monitored by an Institution designated Study Monitoring Committee (SMC) as described in the Protocols. The Institution will notify the Company in advance of any SMC review. Institution will provide recommendations derived from the SMC to the Company in a timely manner.

4.	FDA MEETINGS/COMMUNICATIONS

4.1	With respect to any discussions with the FDA involving data obtained from the Studies under Institution’s IND, the Institution will be responsible for arranging meetings or conference calls with the FDA. The Company agrees not to contact the FDA independent of the Institution concerning the Studies. The Institution will inform the Company of any proposed meetings or conference calls with the FDA and Company will have the option of participating either in person or via teleconference. The Institution will promptly provide the Company with copies of all IND submissions, AE reporting, FDA correspondence/communication reports, meeting briefing documents and minutes, IND annual reports and formal questions and responses that have been submitted to the FDA, except to the extent that those documents contain Confidential Information (as defined by the CRCA) of another party.

4.2	Company will promptly notify Institution of:

a)	Any FDA correspondence related to the Studies that is received by the Company, or its Affiliates;

b)	FDA enforcement actions directed toward the Company or its Affiliates, including but not limited to, warning letters, seizures, recalls; injunctions/consent decrees; rejection of regulatory submissions or withdrawal of approval for a product;

c)	Criminal investigations; and

d)	Proceedings to debar Company or its Affiliates or individuals employed under a contract to Company and/or its Affiliates.

4.3	Company will also promptly notify Institution of any action taken by the FDA regarding manufacturing of the Study Drug that would impact the safety of Human Subjects in the Studies.

5	INVESTIGATOR’S BROCHURE

The Company will provide a current IB for the Study Drug, and any later revisions and addenda to the IB, including a summary of changes (“SOC”), to the Principal Investigator, as mutually agreed by the Parties, who will agree to keep them in confidence in accordance with Section 5 (Confidential Information) of the CRCA. The Company agrees to provide the Principal Investigator any updated version of the IB, with the SOC, within fifteen (15) days of issuance.

6	PROTOCOL DEVELOPMENT AND REGISTRATION

6.1	The Parties agree that enrollment in a Study will not start until the version of the Protocol to be used has been approved by the relevant IRB(s) and submitted to the FDA and the FDA has authorized the Study to proceed.

6.2	Institution shall provide Company an opportunity to review and comment on each version of the Protocol prior to submission to the FDA and IRB. Company shall be given five (5) business days to conduct its review and commentary.

6.3	The Parties agree that any alteration in or amendment to a Protocol must be approved in writing by the relevant IRB(s) and submitted to the FDA prior to such alteration or amendment becoming effective.

7	CASE REPORT FORM DEVELOPMENT

The Institution or its designee will be responsible for the development and subsequent revisions, if any, of the Case Report Forms.

8	DATA COLLECTION, ANALYSIS AND MANAGEMENT

8.1	The Clinical Study Sites will be responsible for gathering the data and submitting it to the Institution or its designee. The Principal Investigator will be responsible for the scientific reporting of the data.

8.2	The Institution or its designee will have responsibility for the data management: collection, entry, and quality control edits (with implied verifications and documentation) and analysis of data obtained from the Studies in accordance with the Protocols.

8.3	In accordance with NIH Grants Policy, data obtained from the Studies is the property of the Institution or the Clinical Study Site, as applicable, that produces the data.

8.4	Upon completion of a Study and analysis of the Study data, the Institution or its designee will transfer to the Company a copy of the complete data analysis set, Upon request and at Company’s expense, Institution shall provide the complete data analysis set in Standard FDA acceptable CDISC format. If the Company requires that the data be provided in a customized format(s), the Company will pay for all costs associated with the customized data format(s).

8.5	Subject to the right of the Institution and the Investigators to publish the data from the Studies as set forth in Section 8 (Publications and Presentations) of the CRCA, the Company has the right to utilize the data reports from the Studies in its possession for all proper business or regulatory purposes. The Institution and/or the Company may provide any information regarding the Studies to governmental organizations including, but not limited to, the FDA, and the U.S. Securities and Exchange Commission for all legitimate public health, regulatory or business purposes. Except for information related to regulatory or safety issues or under emergency circumstances where it is not practicable to do so and to the extent permitted by law, the Institution will not release information regarding the Studies to governmental organizations without prior notification to the Company.

9	STUDY REPORTS, PUBLICATIONS, PRESENTATIONS AND PRESS RELEASES

9.1	Section 8 (Publications and Presentations) of the CRCA shall govern all publications and presentations of Study data and results.

9.2	Each Party will provide a copy of any proposed press release relating to Studies to the other Party for review at least ten (10) business days in advance of the proposed press release. Each Party agrees that, following the lapse of the maximum period of time specified above, the submitting Party and/or the Investigators will be free to publish the press release to the extent no comments have been received from the Receiving Party. The Party issuing the press release shall comply with Section 7 (Publicity) of the CRCA.

10.	Study Drug

10.1	Company represents and warrants that the Study Drug (PRO 140 products and Placebo product) being evaluated in the Studies has been manufactured in accordance with US current Good Manufacturing Practices (cGMPs). Within five (5) business days of the Effective Date of this Agreement, Company shall provide any and all authorizations and approvals required under the Quality Agreement between Company, Institution and Ajinomoto Althea, Inc. effective May 22, 2013 to allow for the release of the Study Drug. Company shall not withhold Study Drug for any reason except noncompliance with cGMP in the manufacturing of the Study Drug.

10.2	Institution is responsible for overseeing the clinical labeling, packaging, storage and distribution activities throughout the duration of the Studies.

10.3	Institution shall notify Company in writing promptly of any PRO 140 product quality complaints throughout the duration of the Studies.

11.	FORCE MAJEURE

Neither Party will be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this Agreement, and which it has been unable to overcome by the exercise of due diligence. In the event of the occurrence of such a force majeure event, the Party unable to perform will promptly notify the other Party. It will further use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

12.	INDEPENDENT CONTRACTORS

The relationship of the Parties is that of independent contractors. Neither Party has the authority to bind or act on behalf of the other Party.

13.	NON-ENDORSEMENT

By entering into this Agreement, the Institution does not directly or indirectly endorse any product or service provided, or to be provided, by the Company. The Company will not in any way state or imply that this Agreement is an endorsement of those product(s) or service(s) by the Institution or any of its organizational units or employees. However, the Company may reference or use publications and reports based on the Studies for legitimate business and regulatory purposes.

14.	AMENDMENTS

Modifications to this Agreement will not be effective unless made in writing, as mutually agreed, and signed by a duly authorized representative of each Party.

15.	SURVIVABILITY

The terms of this Agreement that contain obligations or rights that extend beyond the completion of the Studies shall survive termination or completion of this Agreement.

16.	ENTIRE AGREEMENT AND SEVERABILITY

This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any prior understanding or written or oral agreement. The Parties acknowledge and agree that this Agreement supplements the CRCA and in no way supersedes the CRCA.

17.	ASSIGNMENT

No Party may assign this Agreement to any third party without the other Party’s prior written consent. If any of the provisions, or a portion of any provision, of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the other portion of any such provision and/or the remaining provisions shall not be affected thereby. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

18.	APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflicts of laws provisions.

19.	TERM AND TERMINATION

The term of this Agreement shall commence on the Effective Date and continue until completion or termination of the Studies. The Parties may terminate this Agreement at any time by mutual written consent. Either Party may terminate this Agreement immediately to protect the health, safety or welfare of Study subjects or upon request by the FDA to place any study on Clinical Hold. Immediately upon receipt of a notice of termination, the Principal Investigator shall cease further subject enrollment and shall safely withdraw existing Study subjects from the applicable Study as medically permissible.

20.	NOTICES

All legal notices to be given by either Party to the other shall be made in writing by hand delivery or by registered or certified mail, return receipt requested or by other method reasonably capable of proof of receipt thereof and addressed to the Parties as set forth below:

If to the Institution, to:	Chief Operating Officer, Clinical Research Operations
Drexel University College of Medicine
Clinical Research Group
1601 Cherry Street, Mail Stop 101021
3 Parkway Building, 10th Floor, Suite 1000
Philadelphia, PA 19102
Facsimile (215) 255-7882

With Copy to:	Drexel University College of Medicine
Office of the General Counsel
1601 Cherry Street, Suite 10627
Philadelphia, PA 19102
Facsimile (215) 255-7856

If to the Company, to:	CytoDyn Inc.
1111 Main Street, Suite 660
Vancouver, Washington 98660

With Copy to:	Mary Ann Frantz
Miller Nash LLP
3400 U.S. Bancorp Tower
111 Southwest 5th Avenue
Portland, OR 97204

21.	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the Parties by their duly authorized representatives has signed this Agreement as of the Effective Date.

CytoDyn Inc.		Philadelphia Health and Education Corporation d/b/a Drexel University College of Medicine

/s/ Nader Pourhassan		/s/ Kenny J. Simansky
Print Name:	Nader Pourhassan, Ph.D.	Print Name:	Kenny J. Simansky, Ph.D.
Date:	2/7/14	Date:	2/10/14
Title:	President & CEO	Title:	Vice Dean for Research